Exhibit 10.2

Execution Version

company holders SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of January 30, 2022, is entered into by and among Agrico Acquisition Corp., a Cayman Islands corporation (“Acquiror”), Kalera AS, a Norwegian private limited liability company (the “Company”) and certain of the shareholders of the Company, whose names appear on the signature pages of this Agreement (such shareholders, the “Shareholders”, and Acquiror, the Company and the Shareholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Holdco, the Merger Subs and the Company, have entered into a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, following completion of the Mergers, the Company will become a wholly owned subsidiary of Holdco, on the terms and conditions set forth therein;

WHEREAS, as of the date hereof, each Shareholder is the sole “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of Company Shares set forth opposite such Shareholder’s name on Schedule 1 attached hereto (collectively, with respect to each Shareholder, such Shareholder’s “Owned Shares”, and such Owned Shares, together with (1) any additional shares of Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which such Shareholder acquires beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities and (2) any additional shares of Company Shares with respect to which such Shareholder has the right to vote through a proxy, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Business Combination Agreement, the Company and the Shareholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Shareholder hereby agree as follows:

1. Agreement to Vote. Subject to the Registration Statement being declared effective and until the termination of this Agreement in accordance with Section 3 or the earlier termination of voting obligations pursuant to the last paragraph of this Section 1, the Shareholder, solely in his, her or its capacity as a shareholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent, resolution, or other action of shareholders of the Company, such Shareholder shall, and shall cause any other holder of any of such Shareholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent, resolution, or other action), or cause to be voted at such meeting (or validly execute and return and cause such consent, resolution or other action to be granted with respect to), all of such Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent, resolution or other action is executed by such Shareholder) in favor of approving the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement (the “Transactions”) and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company for consummation of the Transactions;

(c) in any other circumstances upon which a consent, resolution or other approval is required under the Company’s Organizational Documents or otherwise sought with respect to the Business Combination Agreement or the Transactions, vote, consent, resolve or approve (or cause to be voted, consented, resolved or approved) all of such Shareholder’s Covered Shares held at such time in favor thereof;

(d) vote (or execute and return an action by written consent, resolution or other action), or cause to be voted at such meeting (or validly execute and return and cause such consent, resolution or other action to be granted with respect to), all of such Shareholder’s Covered Shares against (i) any Company Alternative Proposal or any proposal relating to a Company Alternative Proposal (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Business Combination Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement, or (D) result or reasonably be expected to result in any of the conditions set forth in Article VII of the Business Combination Agreement not being fulfilled.

The obligations of each Shareholder pursuant to this Section 1 shall terminate upon the earliest to occur of (a) the date the Business Combination Agreement shall have been validly terminated pursuant to its terms, (b) a Company Change of Recommendation, and (c) the Second Merger Effective Time.

2. No Inconsistent Agreements. Each Shareholder hereby covenants and agrees that such Shareholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (i) the Second Merger Effective Time, (ii) the termination of the Business Combination Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror and the Shareholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that, (x) the provisions set forth in Sections 9 through 21 shall survive the termination of this Agreement and (y) if the Second Merger is consummated in accordance with the Business Combination Agreement, Section 5(b) and Sections 6 through 8 shall also survive the termination of this Agreement.

4. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants (severally and not jointly as to itself only) to the Acquiror as follows:

(a) Such Shareholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote, such Shareholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the Organizational Documents of the Company). As of the date hereof, other than the Owned Shares set forth opposite such Shareholder’s name on Schedule 1, such Shareholder does not own beneficially any shares of Company Share or other equity securities of the Company (or any securities convertible, exchangeable for or convertible into shares of Company Share or other equity securities of the Company) or any interest therein.

(b) Such Shareholder in each case except as provided in this Agreement or the Organizational Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Shareholder’s Covered Shares that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Shareholder affirms that (i) if the Shareholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Shareholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, subject to the due execution and delivery of this Agreement by each other Party, constitutes a legally valid and binding agreement of such Shareholder enforceable against the Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Shareholder from, or to be given by such Shareholder to, or be made by such Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by such Shareholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of such Shareholder (if such Shareholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Shareholder pursuant to any Contract binding upon such Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Shareholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder that, in any manner, questions the beneficial ownership of the Shareholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

(g) The Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Shareholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Shareholder acknowledges that the agreements contained herein with respect to the Covered Shares held by the Shareholder are irrevocable.

(h) Such Shareholder understands and acknowledges that Acquiror is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Business Combination Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Shareholder in his, her or its capacity as a shareholder or, to the knowledge of such Shareholder, on behalf of such Shareholder in his, her or its capacity as a shareholder.

5. Certain Covenants of the Shareholders. Except in accordance with the terms of this Agreement, each Shareholder hereby covenants and agrees as follows:

(a) Each Shareholder hereby agrees, prior to the Second Closing Date, not to (except in each case pursuant to the Business Combination Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or (b) enter into any Contract or option with respect to the Transfer of, any of such Shareholder’s Covered Shares, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Shareholder or to another Shareholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) with respect to the Shareholder’s Covered Shares shall be null and void.

(b) Lock-Up. (i) Subject to Section 5(b)(ii), each Shareholder hereby agrees that such Shareholder shall not Transfer any Lock-up Shares until the end of the Lock-up Period.

(ii) Notwithstanding the provisions set forth in Section 5(b)(i), each Shareholder or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Company’s officers or directors, (B) any affiliates or family members of the Company’s officers or directors, or (C) any members or partners of the Company or their affiliates, any affiliates of the Company, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of applicable law or such Shareholder’s organizational documents upon dissolution of such Shareholder; or (vi) in the event of Holdco’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Holdco’s shareholders having the right to exchange their shares of ordinary shares of the Holdco (“Holdco Ordinary Shares”) for cash, securities or other property subsequent to the Closing Date.

(iii) For purposes of this Section 5(b):

(1) the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is the earliest of (A) one year after the Second Closing Date and (B) the date on which (1) the closing price of the Holdco Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Second Closing Date or (2) the per share price implied in a Sale of the Company is greater than or equal to $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like);

(2) the term “Lock-up Shares” means the shares of Holdco Ordinary Shares held by each Shareholder immediately following the Closing and any shares of Holdco Ordinary Shares underlying any CVR held by each Shareholder (other than shares of Holdco Ordinary Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Holdco Ordinary Shares occurs on or after the Second Closing); and

(3) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Shareholder is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 5(b)(ii).

(c) Each Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Binding Effect of Business Combination Agreement. Each Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

(e) No Challenges. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of Acquiror, Holdco, Merger Subs, the Company or any of their respective successors or directors, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Each Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Mergers or quasi-appraisal rights that it may at any time have under applicable Laws.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby. Each Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby.

7. Disclosure. Such Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission (or as otherwise required by any applicable Securities Laws or any other securities authorities) such Shareholder’s identity and ownership of the Covered Shares and the nature of such Shareholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the Securities and Exchange Commission).

8. Changes in Share Capital. In the event (i) of a share split, share dividend or distribution, or any change in Company Share by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Shareholder purchases or otherwise acquires beneficial ownership of any Company Share or (iii) the Shareholder acquires the right to vote or share in the voting of any Company Share, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and the applicable Shareholder.

10. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11):

If to Acquiror:

Agrico Acquisition Corp.
boundary Hall, Cricket Square
Grand Cayman, KY1-1102, Cayman Islands
Attention: Brent de Jong
Email: brent@dejongcapital.com

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
345 Park Ave
New York, NY 10154
Attention: Mitchell S. Nussbaum
E-mail: mnussbaum@loeb.com

If to the Company:

Kalera AS
8440 Tradeport Dr. Suite 102
Orlando, FL 32827
Attention:	Curtis McWilliams
Email:	Curtis.McWilliams@kalera.com

with a copy (which shall not constitute notice) to:

Milbank LLP
55 Hudson Yards
New York, NY 10001
Attn:	David Dixter
Iliana Ongun
Email:	ddixter@milbank.com
iongun@milbank.com

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Acquiror shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement; Time of Effectiveness. This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Shareholder until after such time as the Business Combination Agreement is executed and delivered by the Company, Acquiror, Holdco and Merger Sub.

14. No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties.

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

(b) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Shareholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company in whole or in part (whether by operation of law or otherwise) without the prior written consent of (i) the Company or Acquiror, respectively, and (ii) the applicable Shareholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17. Arbitration. Any and all disputes, controversies or claims arising out of, relating to, or in connection with this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (a “Dispute”) shall be finally resolved by arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”). To the extent that the ICC Rules and this Agreement are in conflict, the terms of this Agreement shall control. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English. The tribunal shall consist of three arbitrators. The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by the agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within fifteen (15) days of the nomination date of the second arbitrator, the third arbitrator shall be promptly selected and appointed by the ICC. The arbitrators shall decide the Dispute in accordance with the substantive law of the state of New York. The proceedings shall be streamlined and efficient. An arbitration award rendered by the tribunal shall be final and binding on the parties to the Dispute. Judgment on the award may be entered in any court having jurisdiction thereof.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21. Capacity as a Shareholder or Proxy Holder. Notwithstanding anything herein to the contrary, the Shareholder or proxy holder signs this Agreement solely in the Shareholder’s or proxy holder’s capacity as a shareholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Shareholder, proxy holder or any Affiliate or Representative of the Shareholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Shareholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Shareholder that is also a Party and each Shareholder shall solely be required to perform its obligations hereunder in its individual capacity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

AGRICO ACQUISITION CORP.

By:	/s/ Brent de Jong
Name:	Brent de Jong
Title:	Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

KALERA as

By:	/s/ Curtis McWilliams
Name:	Curtis McWilliams
Title:	Interim Chief Executive Officer

[Signature Page to Company Holders Support Agreement]

HOLDERS

CRISTIAN TOMA

By:	/s/ Cristian Toma
Name:	Cristian Toma
Title:	Chief Science Officer, Kalera Inc.

By:	/s/ Aric Nissen
Name:	Aric Nissen
Title:	Chief Marketing Officer

By:	/s/ Fernando Cornejo
Name:	Fernando Cornejo
Title:	Chief Financial Officer

By:	/s/ Mark F. Gagnon
Name:	Mark F. Gagnon
Title:	SVP – Sales

By:	/s/ Keri Gasiorowski
Name:	Keri Gasiorowski
Title:	Chief Human Resources Officer

By:	/s/ Dr. Henner Schwarz
Name:	Dr. Henner Schwarz
Title:	CCO

By:	/s/ Marc Jennings
Name:	Marc Jennings
Title:	Vice President of Sales

LGT GLOBAL INVEST LIMITED

By:	/s/ Alison Lomax
Name:	Alison Lomax
Title:	Director

By:	/s/ Reto Jost
Name:	Reto Jost
Title:	Authorized Signatory

[Signature Page to Company Holders Support Agreement]

LIGHTROCK GROWTH FUND I S.A., SICAV RAIF, FOR THE ACCOUNT OF ITS SUB-FUND LIGHTROCK GLOBAL FUND, BY ITS ALTERNATIVE INVESTMENT FUND MANAGER LGT CAPITAL PARTNERS (IRELAND) LIMITED

By:	/s/ Brian Goonan
Name:	Brian Goonan
Title:	Director

By:	/s/ Paul Garvey
Name:	Paul Garvey
Title:	Alternate Director

By:	/s/ Kim A. Lopdrup
Name:	Kim A. Lopdrup
Title:	Director and Chairman-Elect

By:	/s/ Austin Martin
Name:	Austin Martin
Title:	COO

By:	/s/ Curtis McWilliams
Name:	Curtis McWilliams
Title:	Interim Chief Executive Officer

NOX CULINARY GENERAL TRADING

By:	/s/ Marzouq AlBahar
Name:	Marzouq AlBahar
Title:	General Manager

By:	/s/ Sonny Perdue
Name:	Sonny Perdue
Title:	Board Member

By:	/s/ Maria A. Sastre
Name:	Maria A. Sastre
Title:	Board Director

By:	/s/ Jade Stinson
Name:	Jade Stinson
Title:	President – Vindara

By:	/s/ Dr. Klaus Bader on behalf of Harald Schrott
Name:	Dr. Klaus Bader on behalf of Harald Schrott
Title:	—

By:	/s/ Andrea M Weiss
Name:	Andrea M Weiss
Title:	Board Elect Member

[Signature Page to Company Holders Support Agreement]

Schedule 1

Owned Shares

Shareholder Name	Number of Company Shares

Schedule 1-1